Exhibit 99.1

On March 8, 2007, Daniel J. Brestle sold 20,000 shares of Class A Common Stock at an average sale price of $47.2642. The exercise of stock options and the sale of the underlying shares of Class A Common Stock were made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on September 1, 2006. The information regarding the shares sold that day at each price appears below.

    200    $47.15
    200    $47.16
    200    $47.17
    200    $47.18
    200    $47.19
    800    $47.20
    500    $47.21
  1,600    $47.22
    500    $47.24
  3,700    $47.25
  1,100    $47.26
  1,700    $47.27
    800    $47.28
  2,600    $47.29
  4,400    $47.30
    800    $47.31
    400    $47.32
    100    $47.33